McDaniel
& Associates Consultants Ltd.
Oil & Gas Reservoir Evaluations

October 11, 2001

National Fuel Gas Company
10 Lafayette Square
Buffalo, New York 14203

Attn: James R. Peterson, Assistant Secretary

Gentlemen:

As you know, the Form 10-K Annual Report (“Annual Report”) of National Fuel Gas Company for the fiscal year ended September 30, 2000, included an audit report and estimate (collectively, the “Report”) which had been provided by McDaniel & Associates Consultants Ltd. (“McDaniel”) to National Fuel Exploration Corp. (“NFX”). By a Consent of Engineers included in that Annual Report as Exhibit 23.3, McDaniel consented to, among other things, the incorporation by reference of the Report into various Registration Statements including the Registration Statement (Form S-3, No. 333-85711) relating to the National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan, and in the related Prospectus. McDaniel does not expect to provide any similar Report to NFX for the fiscal year ending September 30, 2001.

McDaniel hereby consents to the reference to McDaniel under the heading “Experts” in the Registration Statement (Form S-3, No. 333-85711) relating to the National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan and in the related Prospectus.

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Phil Welch
---------------------------
P.A. Welch, P.Eng.
Senior Vice President

Calgary, Alberta
Dated: October 11, 2001

Suite 2200, Bow Valley Square 3, 255 - 5th Avenue S.W., Calgary, Alberta T2P 3G6
Tel: (403) 262-5506 Fax: (403) 233-2744 Email: MCDANIEL@MCDAN.COM Website: www.mcdan.com